Exhibit 99.1

December 18, 2013

Moody’s Corporation Elects Leslie F. Seidman to Board of Directors

NEW YORK—(BUSINESS WIRE)— Moody’s Corporation announced today that it has elected Leslie F. Seidman to its board of directors, effective immediately. Leslie will serve as a member of the board’s Audit, Governance & Compensation and MIS (Moody’s Investors Service) committees.

Ms. Seidman, 51, brings nearly 30 years of leadership experience in the development of accounting and financial reporting standards and policies. As the immediate past Chairman of the independent Financial Accounting Standards Board (FASB), she oversaw ongoing development of accounting standards and directed the organization’s global policy agenda. Prior to her term as Chairman, Ms. Seidman served as Acting Chairman and as a board member of the FASB, beginning in 2003. Ms. Seidman was recently named the Executive Director of the Center for Excellence in Financial Reporting at Pace University’s Lubin School of Business.

“Leslie’s distinguished career in financial standards has provided her with a broad perspective on the information needs of a diverse range of financial market participants,” said Henry McKinnell, Jr., Chairman, Moody’s Corporation. “Her extensive industry knowledge and expertise will provide a strong addition to our board.”

Ms. Seidman previously served as Vice President of Accounting Policy at J.P. Morgan & Co., where she was responsible for establishing and implementing firm-wide accounting policies. She also served as an auditor with Arthur Young & Co.

About Moody’s Corporation

Moody’s is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE:MCO) is the parent company of Moody’s Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody’s Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The Corporation, which reported revenue of $2.7 billion in 2012, employs approximately 8,300 people worldwide and maintains a presence in 31 countries. Further information is available at www.moodys.com.

Moody’s Corporation

Media:

Michael Adler, 212-553-4667

Senior Vice President

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michael.adler@moodys.com

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Investor Relations:

Salli Schwartz, 212-553-4862

Global Head of Investor Relations

sallilyn.schwartz@moodys.com